RETIREMENT AGREEMENT AND GENERAL RELEASE
This is a Retirement Agreement and General Release entered into by and between Randy J. Potts, his heirs, legal representatives, legatees, successors and assigns (hereinafter referred to as “Employee”) and Winnebago Industries, Inc. (hereinafter referred to as “Company”).
In consideration of the mutual promises contained in this Agreement, Company and Employee agree as follows:
1.Employee and Company agree that Employee’s employment with Company will end August 6, 2015 (the “Retirement Date”).
2.Subject to Paragraph 12 and the other conditions set forth herein, Company agrees to provide Employee with the following:
a.Severance Payments. Employee will be eligible to receive an amount equal to Employee’s current annual base salary plus 3 weeks ($492,336 plus $28,404), less legally required deductions, in two installments, the first installment of $189,360 payable within 15 days of this Agreement becoming enforceable and the second installment of $331,380 payable within 15 days following January 1, 2016. The fifty-five (55) week Severance Period represents twenty-nine (29) weeks of payments over and above what the Board in its discretion would award Employee if he did not sign this Agreement. In addition, Company shall pay Employee a lump sum of $275,012 within 15 days following January 1, 2016, less legally required deductions, in consideration of any claims he may have had under the 2015 Officers’ Incentive Compensation Plan and/or the Officers Long Term Incentive Plan for Fiscal Years 2013, 2014, and 2015.
b.Health and Welfare Benefits. Employee’s health insurance shall terminate on the Retirement Date, and thereafter Employee will be eligible for COBRA continuation coverage, provided he timely elects such coverage and meets the other conditions, including timely payment of monthly premiums. The Company shall pay Employee a lump sum of $15,360, which is approximately equivalent to the premium cost of COBRA coverage during the Severance Period. This payment shall have no effect on the length of time COBRA coverage is available to Employee and is not intended to extend that time period. The payment shall be made within 30 days from the Retirement Date, provided Employee has not rescinded the Agreement. All other benefits such as life insurance, disability insurance, 401(k) deferrals and match, and vacation accrual will cease as of Employee’s Retirement Date.
c.Other Benefits. Employee’s stock awards granted in 2012, 2013, and 2014 have shares remaining that are currently unvested. Upon this Agreement becoming enforceable, Company will take appropriate actions to have all remaining unvested shares vest. The balance of the stock award agreement provisions shall remain enforceable and appropriate taxes will be withheld from either the proceeds of shares sold, share withholding, other compensation payable hereunder, or as otherwise paid by Employee. During his employment, Employee participated in other benefit plans at Winnebago. Employee will be eligible to continue participation in those plans to the extent that is permitted under the terms of the plan documents or agreements and his rights to benefits shall be and remain subject to the terms and conditions set forth in the plan documents or agreements. A summary of the other benefit programs that you may be eligible for is attached as Exhibit A.
d.Non-Disparagement By Company. Company agrees not to libel, slander or disparage the Employee to any individuals or groups.

3.The parties agree that the items identified in Paragraph 2 above are consideration in addition to any payments or other benefits to which Employee would otherwise be entitled, and include consideration of the waiver and release of claims set forth in paragraph 5 below.
4.Employee agrees:
a.To retire from the Board of Directors of the Company, and as CEO and President, and as a trustee of the Winnebago Industries Foundation effective August 6, 2015 in the form attached hereto as Exhibit B;
b.He will not be entitled to, nor have any claim to, any compensation under (i) the 2015 Officers Incentive Compensation Plan and/or (ii) the Officers Long Term Incentive Plan for Fiscal Years 2013, 2014, and 2015.E
c.To cooperate with Company to complete or transfer all pending projects and employment matters as determined by the Company prior to the Retirement Date;
d.To provide Company with reasonable cooperation and assistance, including accurate and truthful testimony at trial if deemed necessary, for all lawsuits or proceedings for which Employee’s testimony or cooperation may be warranted after the Retirement Date. Company shall reimburse Employee for any reasonable and necessary expense incurred as a result of Employee’s cooperation and assistance;
e.To promptly return to Company no later than the Retirement Date all Company materials and property, including but not limited to draft books, credit cards, cash advances, price books and customer lists, cell phones, computers, and to file Employee’s final expense report;
f.Not to use, copy or disclose directly or indirectly to anyone not connected with Company any confidential information or trade secrets obtained during the term of Employee’s employment with Company including any memoranda, books, records, documents, or client lists for use outside of Company;
g.Not to solicit current Company employees to leave such employment for a period of two years from the Retirement Date;
h.Not to libel, slander or disparage the Company or its policies or practices to any individuals or groups; and
i.Not to apply for or otherwise seek employment with the Company (including, but not limited to, placement by a temporary or staffing agency) at any time; Employee further agrees that the Company shall have no obligation to consider any application that Employee may submit in violation of this provision.
j.Not to accept employment with or participate as an investor, consultant, or director in a company that would directly or indirectly compete with Company for a period of two years from the Retirement Date within the United States or Canada.
5. Subject to Paragraph 5(b) below and as a material inducement to Company to enter into the Agreement, Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, agents, administrators, successors, assigns and representatives, covenants not to sue and fully and forever releases, acquits and discharges Company, its shareholders, partners, officers, directors, employees, agents, attorneys, representatives, parents, subsidiaries, divisions, affiliated companies, joint venture companies, insurers, customers, suppliers, and successors (collectively the “Releasees”), of and from any and all actions, causes of action, claims and demands whatsoever (collectively “claims”) that Employee may have had, may now have, or may hereafter have against Releasees, including without limitation any and all claims in any way related to or based upon Employee’s employment with and/or Employee’s severance from employment with Company, including without limitation any claims for unpaid wages, breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, including but not limited to: the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act as Amended (“ADAA”); the Family and Medical Leave Act (“FMLA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1991; the Employee Retirement Income Security Act (“ERISA”); the Worker Adjustment and Retraining Notification Act (“WARN”); Iowa’s or any other state’s fair employment practices laws; any other federal, state or local law, including without limitation, any other federal, state or local employment discrimination law; or claims arising under any public policy, contract or covenant (express or implied) or common law. Provided, however, that if the Company were to breach the Agreement, this release would not bar an action by Employee against the Company to enforce its term(s).
a.On Employee’s own behalf and on behalf of Employee’s heirs, executors, agents, administrators, successors, assigns and representatives, Employee specifically waives any right or claim under the Age Discrimination in Employment Act of 1967 as amended and the Older Workers Benefit Protection Act (collectively referred to as the “Act”). Employee acknowledges and agrees that this waiver of any right or claim under the Act (hereinafter “Waiver”) is knowing and voluntary, and specifically agrees as follows: (i) that this Waiver is part of a written agreement between Employee and the Company; (ii) that this Agreement and this Waiver are written in a manner which Employee understands; (iii) that this Waiver specifically relates to rights or claims arising under the Act; (iv) that Employee does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement and Waiver as set forth below; (v) that Employee waives rights or claims under the Act arising on or before the execution date of this Agreement in exchange for consideration in addition to anything of value to which Employee is already entitled to receive; (vi) that Employee is hereby advised in writing to consult with an attorney prior to executing this Agreement and Waiver; (vii) that Employee has a period of twenty-one (21) days within which to consider this Agreement and Waiver; (viii) Employee’s execution of this Agreement during such 21 day period constitutes a waiver of the remainder of the period; and (ix) that for a period of seven (7) days following the execution of this Agreement and Waiver, Employee may revoke the Agreement and Waiver, and the Agreement and Waiver will not become effective or enforceable until the revocation period expires.
b.This Agreement covers both claims that Employee knows about and those Employee may not know about. Employee expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims. Employee understands the significance of Employee’s release of unknown claims and Employee’s waiver of statutory protection against a release of unknown claims.
c.This Agreement shall not affect Employee’s claims arising out of any social security, workers’ compensation or unemployment laws, or under the terms of any employee pension or welfare or benefit plans or programs of the Company, which may be payable now or in the future to Employee. This Agreement shall not affect Employee’s right to indemnification under the Company’s By-laws or any policy of insurance for his employment as an officer, employee or services as a director of the Company.
d.Employee warrants and represents that, other than any as referenced in this Agreement, Employee has not filed a law suit or other complaint asserting any claims that are released in this Agreement. Should any person, organization or other entity file, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding against any of the Releasees involving any matter occurring at any time up to the time Employee signs this Agreement, Employee agrees not to seek or accept any personal or monetary relief in such action or proceeding.

6.This Agreement shall not be construed as an admission by Company of any wrong doing or any violation of federal, state or local law, regulation or ordinance, and Company specifically disclaims any wrongdoing whatsoever against Employee on the part of itself, its employees, representatives or agents.
7.Employee represents and warrants that he is the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters which are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; that they have obtained all approvals necessary to enter into this Agreement; and that he has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained herein.
8.It is understood and agreed that for purposes of this Agreement the term “Company” as used herein shall include not only Winnebago Industries, Inc., but also its subsidiaries or affiliated companies, and all officers, directors and employees of any of the foregoing.
9.To the extent that any provision of this Agreement shall be deemed by any court to be unenforceable, such provision shall be deemed modified or omitted to the extent necessary to make the remaining provisions enforceable; in that event, the parties agree to use their best efforts to substitute a valid, legal and enforceable provision, which insofar as practical, implements the purpose of this Agreement.
10.Employee expressly acknowledges that Employee understands all the provisions of this Retirement Agreement and General Release and is voluntarily entering into this Agreement and Release.
11.All disputes arising from this Agreement and otherwise between the Company and Employee as to state laws shall be governed by the laws of the State of Iowa. The venue for any dispute between the parties arising from this Agreement or otherwise shall be in Winnebago County, Iowa.
12.In the event Employee breaches any term or condition of this Agreement, Employee shall immediately forfeit any future payments and repay to the Company the payments and benefits he received under Paragraph 2 in excess of sum paid which was roughly equivalent to the COBRA premium during the Severance Period as provided in paragraph 2(b) .
13.In addition to the other remedies allowed by law and this Agreement, if either party initiates any action or proceedings to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover the costs, including reasonable attorneys’ and expert witness fees.
14.This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto.

WINNEBAGO INDUSTRIES, INC.

/s/ Scott C. Folkers	By:	/s/ Sarah Nielsen	August 6, 2015
Witness		Sarah Nielsen	Date
Its Vice President and CFO

/s/ Scott C. Folkers		/s/ Randy J. Potts	August 6, 2015
Witness		Randy J. Potts	Date

EXHIBIT A
Other Benefits Summary

Executive Share Option Program (KEYSOP)

The Executive Share Option Program will continue until the Employee elects to exercise an option(s), notifies the Program Committee member, and pays the exercise price. The Employee may exercise the option(s) at any time until the option expiration date.

Stock Options and Stock Grants

All stock option grants and stock grants made by the Company are subject to the specific terms in place at the time of those grants, which remain in effect and are not modified by this Agreement. Except as provided in Section 2(c) of this Agreement, all options and stock grants are subject to the specific vesting provisions in place at the time of issuance.

EXHIBIT B

August 6, 2015

Larry Erickson
Lead Independent Director
Winnebago Industries, Inc.
4065 Eagle Ridge Drive
Cedar Rapids, IA 52411-7880

Re:    Retirement

Dear Larry and the Rest of the Board of Directors:

Due to the circumstances we are all aware of, I hereby retire as the Chairman of the Board (and from the Board of Directors), CEO and President of Winnebago Industries, Inc., and as a trustee of the Winnebago Industries Foundation effective immediately.

Sincerely,

Randy J. Potts